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                                                                     EXHIBIT 10A


                           AGREEMENT AND STIPULATION


          This Stipulation And Agreement To Compromise and Settle
("Stipulation") is intended as a formal settlement and compromise among the Parties as to various matters set forth herein.

          For valuable consideration, the receipt of which is hereby acknowledged by the Parties, the Parties agree as follows:

          1. The Stipulation and Agreement to Compromise and Settle pertaining to Case Nos. 97-00742A, 99-00470A, 99-00754A, and 00-00416A, attached hereto as
Exhibit A, are incorporated herein by reference and made a part of this Stipulation as though fully set forth in this paragraph.

          2. Immediately upon entry by the Public Utilities Commission of Nevada ("PUCN") of final, unappealed and unappealable orders approving the first filed monthly applications pursuant to Paragraph 6 of Exhibit A and Paragraph 3 below, Nevada Power Company ("NPC"), Sierra Pacific Resources ("SPR"), and Sierra Pacific Power Company ("SPPC") will dismiss with prejudice Case No. CV-N-157 DWH VPC filed in the United States District Court for the District of Nevada. In the event that this Stipulation, including any stipulation and/or agreements incorporated by reference herein, or any terms or conditions set forth herein, are not approved, or adopted and/or implemented in full and strict accordance with the terms specified herein, or if any Court precludes the enforcement of any of the rights and remedies set forth in said agreements for any reasons, the parties hereto specifically agree that said dismissal with prejudice shall not preclude SPPC, SPR or NPC from asserting any claims which accrue

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subsequent to such dismissal, or that dismissal with prejudice cannot be raised as a bar to any claims, of whatsoever kind or nature based on unconstitutional takings or deprivations of any property rights under the Federal and/or State Constitutions..

          3. SPPC will implement a monthly fuel and purchased power ("F&PP") rider with rate schedules to be effective forty-five (45) days after the date of each filing. SPPC's first F&PP rider filing will be made no earlier than August 15, 2000, and no later than November 1, 2000. SPPC's initial F&PP rider will not exceed 4.5 mils per kWh from its current BTER. SPPC shall file monthly applications thereafter to adjust the F&PP rider.

          3.1 The monthly change in the F&PP rider will be determined as the difference between the Nevada jurisdictional total fuel and purchased power costs for the twelve month period beginning fourteen months prior to the adjustment month divided by the Nevada jurisdictional kWh sales for the same period, and the Nevada jurisdictional total fuel and purchased power costs for the twelve month period beginning fifteen months prior to the adjustment month divided by the Nevada jurisdictional kWh sales for the same period. The methodology for calculation of the F&PP rider is attached as Exhibit B.

          4. After the initial F&PP filing, monthly adjustments to the F&PP rider shall not result in changes, upward or downward, that exceed those in the following schedule:

          (a)  0.95 mils per kWh for each of the first six monthly filings.

          (b)  1.15 mils per kWh for each of the second six monthly filings.

          (c)  1.35 mils per kWh for each of the next six monthly filings.

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          (d)  1.55 mils per kWh for each of the next six monthly filings.

          (e) 1.75 mils per kWh on a monthly basis for filings through December 15, 2002 for rates effective February 1, 2003 to February 28, 2003

          4.1 These adjustments are calculated exclusive of any Purchased Power Agreement Adjustment Mechanism ("PPAAM") incorporated into this F&PP rider. It is also recognized that with the implementation of any PPAAM that the F&PP rider calculation will be adjusted to recognize the impact of the PPAAM.

          4.2 No later than October 1, 2002, SPPC will make a filing in the form of a general rate case to reset all components of rates, such rates to be effective March 1, 2003.

          5. The Parties to this Stipulation are of the opinion that such monthly F&PP filings to be made by SPPC are lawful under NRS Chapter 704, and that such filings should be accepted by the Public Utilities Commission of Nevada ("Commission") for review, and warrant that they will not oppose such filings for review nor challenge the legality of such filings in any administrative or court proceeding. The Parties, other than the Commission, will not seek to suspend the schedules implementing the rate changes set forth in the monthly F&PP filings, and will support SPPC's request not to suspend such schedules. The Parties agree to support expedited treatment of such filings.

          6. SPPC will include with each F&PP monthly filing a statement of its separate fixed charge coverage ratio calculations for the 12-month period covered by the F&PP rider filing. If the acquisition of Portland General Electric is consummated, any goodwill amortization expense associated with the transaction shall not be included

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in the calculation of the fixed charge coverage ratio. The form of the calculation is attached hereto as Exhibit C. SPPC will not implement an increase in the F&PP rider when its respective fixed charge ratio is at or exceeds 2.5 times. Nothing in this paragraph 6 will be deemed to permit adjustments to the F&PP rider that would exceed the limitations to the F&PP rider outlined in Paragraph 4 above.

          7. Six months following the implementation of the F&PP rider mechanism, and every six months thereafter (unless changed by the Commission) SPPC will file with the Commission an independent audit of fuel and purchased power purchasing practices. Any findings of imprudence by the Commission will be reflected in future F&PP adjustment filings, and all parties retain any and all rights with respect to said F&PP filings except those specifically involved herein. Such fixed charge covenants shall be calculated before giving effect to extraordinary gains or losses. The Company will not object to such audit results being made available by the Commission to any party to this Stipulation or as required under any applicable law.

          8. General rates (non-fuel and non-purchased power) for SPPC will remain capped until March 1, 2003 as required by NRS (S) 704.982 and NRS
(S)704.9823.

          8.1 NPC and SPPC hereby agree to retain and support the pricing structure of the TPPCs filed in FERC Dockets ER00-2015 and ER00-2018 on June 29, 2000. The parties are free to pursue remedies associated with all other issues related to these dockets.

          9. SPPC's obligations to make monthly F&PP filings, all limitations on F&PP adjustments, and the requirement to perform and to file independent audits of the F&PP shall cease December 15, 2002, with an audit covering purchases up to

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October 31, 2002. Notwithstanding the provisions of Paragraph 4, if SPPC's obligation to provide provider of last resort ("PLR") service ends prior to March 1, 2003, the F&PP adjustment mechanism will terminate at that time and SPPC will file a final audit covering the period ending on the date of termination. Disposition of amounts identified by the final audit will be determined by the Commission. If SPPC remains obligated to provide PLR service through an affiliate, such affiliate will also be permitted the use of the F&PP rider pursuant to the terms of this Stipulation.



                              Retail Open Access


          10. NPC agrees to have in place, and Parties agree to support, procedures including but not limited to accurate and timely billing procedures, that will accommodate and result in the opening of the retail market in potentially competitive services pursuant to NRS (S)704.976 for customers of NPC according to the following schedule:

          November 1, 2000:      Distribution rate classes C-4, C-5, and all C-3
                                 accounts which are also C-4 and/or C-5
                                 customers.

          April 1, 2001:         Distribution rate classes C-3, except those
                                 provided for above.

          June 1, 2001:          Distribution rate classes C-1 and C-2

          September 1, 2001 to   All remaining customers will be eligible on a
          December 31, 2001:     phased- in basis.

          11. Subject to existing contractual obligations and tariffs filed by SPPC and approved by the Commission, customers eligible for service distribution rate

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classes SG and LIG may acquire generation, aggregation, metering and billing services from an alternative seller beginning November 1, 2000.

          12. The Parties agree to jointly seek an amendment to SB 438 that permits the distribution utility ("EDU") acting as the provider of last resort ("PLR") serving customers in NPC's or SPPC's service territories to implement the F&PP rider.

          13. Upon the effective date of legislation described in paragraph 12 above, SPPC agrees to have in place, and Parties agree to support, procedures including but not limited to accurate and timely billing procedures, that will accommodate and result in, the opening of the retail market in potentially competitive services pursuant to NRS (S)704.976 for customers of SPPC according to the following schedule:

          April 1, 2001            Distribution rate class SG, LIG, and LPG

          June 1, 2001             Distribution rate classes LSG, IMIG,
                                   IMPG, IMSG, MIG, MPG, and MSG

          September 1, 2001        All remaining customers will be eligible on
          to December 31, 2001     a phased-in basis.

          14. NPC and SPPC will file tariffs necessary for prudent supply management for the PLR including: notice appropriate for each class of customers electing open access, notice appropriate for each class of customers electing to return to the PLR, and such pricing and other terms and conditions as are necessary and appropriate to accommodate customers' return to PLR service, and so as to not frustrate the recovery of costs to be collected in the F&PP rider.

          15. The Parties agree to support legislation eliminating the requirements of NRS (S) 704.982(5) and NRS (S) 704.9829 to promote the efficient transfer of PLR functions to other qualified suppliers.

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                    Generation Proceeds and PPA Mitigation


          16. Gain on the sale of the generation will be determined based on the net proceeds of each bundle after tax less cost of the sale and the sum of recorded book value on the closing date, with the accuracy of such recorded book values verified by the Companies' independent auditors. Book values for each of the bundles will be adjusted only for normal additions, retirements and scheduled depreciation. For illustrative purposes only, unaudited book values as of March 31, 2000, are attached as Exhibit D.

          16.1 The Parties agree that, taken as a whole for the Tracy bundle, any gains on the sale of the bundle shall be treated the same as other gains on other bundles. If, however, taken as a whole, the Tracy bundle sells for below book value, such proceeds received by the Company shall not entitle the Company to claim additional amounts up to book value.

          17. NPC and SPPC will recover from the gain (as defined in paragraph 16 above), the value of common and general plant determined by the Commission and allocated to the generation function. NPC and SPPC will make a corresponding reduction to common and general plant rate base reflecting the amount of recovery described herein.

          18. Except as provided in paragraphs 18.1 and 18.2, all remaining gain after distribution of proceeds as set forth in paragraph 5 of Exhibit A and paragraph 17 above will be placed into separate escrow accounts by NPC and SPPC ("Generation Proceeds Escrow Accounts") promptly upon final receipt of the proceeds from each sale and invested by a third party professional manager, approved by the Commission for the

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purposes of disbursements in accordance with Paragraphs19(A)and 19(B) below, and recovery of any out-of-market costs associated with those purchased power agreements ("PPAs") listed on Exhibit E. Any surplus remaining after satisfying all over-market costs associated with PPAs will be refunded to customers.

          18.1 SPPC will receive from next available proceeds up to the amount of $9,000,000 so long as it meets the deadlines set forth in Paragraph 13 above. Such proceeds shall be disbursed as follows:

          (a)  20% ($1,800,000)      Opening of retail energy market to rate
                                     classes SG, LIG, and LPG

          (b)  40% ($3,600,000)      Opening of retail energy market to rate
                                     classes LSG, IMIG, IMPG, IMSG, MIG,
                                     MPG, and MSG

          (c)  40% ($3,600,000)      Opening of energy market to all remaining
                                     rate classes.

          Deviations from the above schedule pursuant to, necessitated or caused by regulatory or legislative act or acts do not constitute a waiver or forfeiture of the timing or amounts set forth above.

          18.2 Nevada Power will receive from next available proceeds up to the amount of $16,000,000 so long as it meets the deadlines set forth in Paragraph 10 above. Such proceeds shall be disbursed as follows:

          (a)  25% ($4,000,000)      Opening of retail energy market to rate
                                     classes C-4, C-5  and all C-3 accounts
                                     which are also C-4 and/or C-5 customers.

          (b)  25% ($4,000,000)      Opening of retail energy market to
                                     remaining C-3 rate classes.


          (c)  25% ($4,000,000)      Opening of retail energy market to rate
                                     classes C-1 and C-2.

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          (d)  25% ($4,000,000)      Opening of retail energy market to
                                     remaining rate classes.

          Deviations from the above schedule pursuant to, necessitated or caused by regulatory or legislative act or acts do not constitute a waiver or forfeiture of the timing or amounts set forth above.

          18.3 Any revenue Nevada Power receives from the sale of S02 allowances shall be treated consistent with prior Commission orders.

          19. The parties shall exercise good faith to mitigate costs associated with PPAs, pursuant to the following methods.

     (A)  Permanent Auction:  to the extent there are tax or market advantages,
          ------------------
          and if approved by the Commission, NPC and SPPC will execute a competitive, permanent auction of PPAs within two months of the completion of the divestiture of 50 percent or more of the respective Company's generation capacity, funded with an amount up to, but not exceeding the balance remaining on escrowed gains from the sale of generation. Any PPAs not divested in the permanent auction shall have their energy and capacity auctioned in the Annual Auction described below. NPC and SPPC shall hold a permanent auction for all remaining PPAs at least every two years following the initial permanent auction. In no event shall the Companies be required to fund any such auction or buyout with other than funds escrowed pursuant to Paragraph 19 above.

     (B)  Annual Auction:  The Companies, in collaboration with the Staff and
          --------------
          the BCP, will secure the services of an independent agent. The function of

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          the independent agent is to determine market price for and to market
          PPA energy and capacity annually on the wholesale markets. Amounts received from the annual wholesale auction shall be an additional source of funds to meet the obligations under the PPAs.

     (C) The Parties agree that (A) and (B) above constitute adequate mitigation pursuant to NRS (S) 704.983 and (S) 704.9865.

          20. The Parties agree that the following PPAAM will be implemented. PPA costs not collected through paragraph 19 (A) and (B) will be collected concurrently through a non-bypassable wires charge calculated and collected in a competitively neutral manner as provided herein. Such wires charge, which will be collected from all customers, will be effective with retail open access on November 1, 2000, determined pursuant to (B) above. Such wires charge will be credited with an annuity calculated based on the value of the principal and interest from the invested net proceeds described in paragraph 19 and the remaining life of the PPA obligations. An illustration of this mechanism is attached hereto as Exhibit F.

                           Transition and Past Costs

          21. All parties reserve all claims with respect to recovery of transition costs, and except as provided in paragraphs 16 through 20 and 21.1 herein, NPC and SPPC remit, release, and waive whatever rights and claims they may have to collect past costs as set forth and described at NRS (S) 704.983.

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          21.1 The Parties to the Stipulation, except the Commission, agree to seek to close the past cost portion of Docket No. 97-8001, as that proposed regulation is no longer necessary.

          21.2 The parties agree that to the extent that any Commission order results in the stranding of NPC and/or SPPC's metering assets, NPC and/or SPPC will either continue to recover the book value of such stranded metering assets as plant in service, or recover the book value of such stranded metering assets through a charge established for this purpose. SPPC and NPC agree to offer to transfer ownership of any meter previously used to serve a customer to that customer or to an alternative seller chosen by the customer at net book value. SPPC and NPC shall file with the Commission, a proposed tariff for the transfer of ownership of meters at net book value within sixty (60) days of the effective date of this Stipulation.

                                 Transmission

          22. The Companies will promptly, but in no event later than July 19 , 2000, file with the FERC modifications to their open access transmission tariffs ("OATT") to facilitate retail open access.

          23. The Companies will diligently pursue compliance with FERC Order 2000 and the formation of a regional transmission organization ("RTO"). The Companies will not form a separate affiliate to provide generation and/or aggregation services in Nevada prior to the transfer of transmission facilities to an RTO established pursuant to FERC Order 2000 and approved by the FERC.

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          24.  Until such time as an RTO is implemented, the Companies agrees to
"Glass House" procedures as set forth below to assure the effectiveness of open access.

          (a) Companies will fund up to $250,000 annually for professional and technical salaries and benefits.

          (b) Companies will provide reasonable in-kind office accommodations, access, equipment and supplies.

          (c) Consistent with FERC rules, the Companies will provide real-time audit access to systems and records related to transmission scheduling.

                               Other Provisions

          25. Except as necessitated or caused by legislative or regulatory act, NPC assumes any and all risks of losing the two-county exemption for reason of merger.

          26. SPR will hold Nevada customers harmless for any increase in costs associated with SPR's acquisition of Portland General Electric ("PGE"). The Company will only recover costs associated with the PGE acquisition, including goodwill, to the extent that it demonstrates in a proceeding before the Commission net savings sufficient to offset costs attributable to the transaction. The Company agrees that net savings (i.e. savings net of transaction costs) associated with the acquisition, including economies of scale, shall be used to reduce cost of service.

          27. The provisions of this Stipulation are not severable and, in the event any aspect or provision of this Stipulation is not fulfilled, adopted, and fully enforced in accordance with its terms by the PUCN, it shall be deemed withdrawn, null

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and void, and of no further effect, and without prejudice to any claims or contentions which may have been made in any proceeding by any party, and shall not be admissible as evidence, or described or discussed in any legal proceeding.

          28. This Stipulation is subject to the Commission's approval and is made upon the express understanding that it constitutes a negotiated settlement of all issues set forth herein, and is contingent upon Commission approval of the stipulations concurrently submitted in Commission Docket Nos. 00-5003, 00-5005, 99-4001, 99-4002, 99-4005, 99-4006, Case No. CV-99-01743 in the Second
Judicial District Court in the State of Nevada in and for Washoe County, and Case No. 00-00416A in the First Judicial District Court in the State of Nevada in and for Carson City.

          29. Except for those rights, claims and/or defenses as are expressly waived herein, all Parties reserve any and all rights, claims and defenses of whatsoever kind or nature with respect to any proceeding contemplated herein. The Parties agree to take all possible action to support this Stipulation, and to take no action, direct or indirect, in opposition to the request for approval of this Stipulation.


PUBLIC UTILITIES COMMISSION                  BUREAU OF CONSUMER PROTECTION
OF NEVADA


By______________________________             By______________________________
  Jeff Parker, General Counsel                 Timothy Hay, Consumer Advocate


REGULATORY OPERATIONS STAFF, PUCN


By_________________________________
  Jackie Rombardo, Staff Counsel

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NEVADA POWER COMPANY                              MANDALAY BAY PARK PLACE
SIERRA PACIFIC POWER COMPANY                      ENTERTAINMENT, MIRAGE
SIERRA PACIFIC RESOURCES                          (MPPM) GROUP


By_______________________________            By_________________________________
  William E. Peterson, General Counsel             Martha Ashcraft, Esquire

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